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                                                                    EXHIBIT 99.7


                           EMPLOYEE OPTION AGREEMENT




         OPTION AGREEMENT made this ___ day of ______, ________ between Summa Four, Inc., a Delaware Corporation, hereinafter called the Corporation, and _____________, an employee of the corporation or one or more of its subsidiaries, hereinafter called the employee.

         The Corporation desires, by affording the employee an opportunity to purchase its Common Shares, of the par value of $.0l per share, hereinafter called the Common Shares, as hereinafter provided, to carry out the purpose of the Incentive Stock Option Plan of August 1, 1992, approved by its shareholders.

         NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

                  1. Grantive Option: The Corporation hereby irrevocably grants to the employee the right and Option, hereinafter called the Option, to purchase all or any part of an aggregate of _________ Common Shares (such number being subject to adjustment as provided in paragraph 8 hereof) on the terms and conditions herein set forth.

                  2. Purchase Price: The Purchase Price of the Common Shares covered by the Option shall be $__________ per share flat or exdividend.

                  3. Term of Option: The Term of the Option shall be for a period of ten (10) years from the date hereof, subject to earlier termination as provided in Paragraphs 5 and 6 hereof. The Option may be exercised in accordance with the following schedule: ____% on or after _____________; an additional _________% on or after ____________; an additional ______% on or after
_____________; an additional _____% on or after ___________; and an



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additional _______% on or after ______________. The Purchase Price of the shares as to which the Option shall be exercised shall be paid in full in cash at the time of exercise. Except as provided in Paragraphs 5 and 7 hereof, the Option may not be exercised at any time unless the employee shall have been in continuous employ of the Corporation, or one or more of its subsidiaries, from the date hereof to the date of the exercise of the Option. The Holder of the Option shall not have any of the rights of a shareholder with respect to the shares covered by the Option except to the extent that one or more certificates for such shares shall be delivered to him upon the due exercise of the Option.
No incentive stock option shall be exercisable by a participant while there is outstanding any incentive stock Option, within the meaning of Section 422A of the Code, which was granted before the granting of such Option to such participant to purchase shares in the Corporation or in a corporation which (at the time of the granting of such Option) is a parent or subsidiary corporation of the Corporation, or in a predecessor corporation of any such corporation. For purposes of this section, any incentive stock Option shall be treated as outstanding until such Option is exercised in full or expires by reason of lapse of time.

                  4. Investment Letter: This Option may not be exercised unless and until an Investment Letter substantially in the form of Exhibit 1, attached hereto, is signed by the employee or successor to the employee under the Plan and such letter has been complied with by the Corporation.

                  5. Non-transferability: The Option shall not be transferable otherwise than by Will or the laws of descent and distribution, and the Option may be exercised, during the lifetime of the employee, only by him. More particularly (but without limiting the generality of the foregoing), the Option may not be assigned, transferred (except as provided above), pledged or hypothecated in any way, shall not be assignable by operation of law, and shall not be subject to



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execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Option shall be null and void and without effect.

                  6. Termination of Employment: In the event that the employment of the employee shall be terminated (otherwise than by reason of death), any Option or Options held by him, to the extent not theretofore exercised, shall forthwith terminate. So long as the employee shall continue to be an employee of the Corporation or one or more of its subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the employee any right to continue in the employ of the Corporation or of any of its subsidiaries or interfere in any way with the right of the Corporation or any such subsidiary to terminate his employment.

                  7. Death of Employee: If the employee shall die while he shall be employed by the Corporation or one or more of its subsidiaries, the Option may be exercised (to the extent that the employee shall have been entitled to do so at the time of his death) by a legatee or legatees of the employee under his last Will, or by his personal representatives or distributees, any time within three months after his death unless otherwise extended by the Board of Directors.

                  8. Changes in Capital Structure: If all or any portion of the Option shall be exercised subsequent to any share dividend, split-up, recapitalization, merger, consolidation, combination or exchange of shares, separation, reorganization or liquidation occurring after the date hereof, as a result of which shares of any class shall be issued in respect of outstanding Common Shares or Common Shares shall be changed into the same class or classes, the person



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or persons so exercising the Option shall receive, for the aggregate price paid upon such exercise, the aggregate number and class of shares which, if Common Shares (as authorized at the date hereof) had been purchased at the date hereof for the same aggregate price (on the basis of the price per share set forth in Paragraph 2 hereof) and had not been disposed of, such person or persons would be holding, at the time of such exercise, as a result of such purchase and all such shared dividends, split-ups, recapitalizations, mergers, consolidations, combinations or exchanges of shares, separations, reorganizations or liquidations; provided, however, that no fractional share shall be issued upon any such exercise, and the aggregate price paid shall be appropriately reduced on account of any fractional share not issued. No adjustment shall be made in the minimum number of shares which may be purchased at any one time, as fixed by Paragraph 3 hereof.

                  9. Method of Exercising Option: Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Corporation at the office of the Corporation now located at 25 Sundial Avenue, Manchester, New Hampshire and by compliance with the provisions of Paragraph 4 of this Agreement. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person or persons so exercising the Option. Such notice shall either: (a) be accompanied by payment of the full Purchase Price of such shares, in which event the Corporation shall deliver a certificate or certificates representing such shares as soon as practicable after the notice shall be received; or (b) fix a date (not less than five (5) nor more than ten (10) business days from the date such notice shall be received by the Corporation) for the payment of the full Purchase Price of such shares at the corporation, against delivery of a certificate or certificates representing such shares. Payment of such Purchase Price shall, in



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either case, be made by check payable to the order of the Corporation. The certificate or certificates for the shares as to which the Option shall have been so exercised shall be registered in the name of the person or persons so exercising the Option (or, if the Option shall be exercised by the employee and if the employee shall so request in the notice exercising the Option, shall be registered in the name of the employee and another person jointly, with right of survivorship) and shall be delivered as provided above to or upon the written order of the person or persons exercising the Option. In the event the Option shall be exercised, pursuant to Paragraph 7 hereof, by any person or persons other than the employee, such notice shall be accompanied by appropriate proof of the right of such person or persons to exercise the Option. All shares that shall be purchased upon the exercise of the Option as provided herein shall be fully paid and nonassessable.

                  10. General: The Corporation shall at all times during the Term of the Option reserve and keep available such number of Common Shares as will be sufficient to satisfy the requirements of this Option Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Corporation in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations which in the opinion of counsel for the Corporation, shall be applicable thereto.

                  11. Subsidiary: As used herein, the term "Subsidiary" shall mean a present or future corporation which should be a "subsidiary corporation" of the Corporation, as that term is defined in section 425 of the Internal Revenue Code of 1986.



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         IN WITNESS WHEREOF, the Corporation has caused the Option Agreement to be duly executed by its officers thereunto duly authorized and the employee has hereunto set his hand and seal, all as of the day and year first above written.

         Corporate Seal                     SUMMA FOUR, INC.


         Attest                             By:_________________________________


__________________________________          ____________________________________
         Secretary



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